Ally Financial Demand Notes: Pricing Supplement

Pricing Supplement Dated: 7/09/2018	Rule 424 (b) (3)
(To Prospectus Dated May 1, 2014)	File No. 333-178919

Ally Financial Inc.
Demand Notes – Floating Rate

Effective Dates	Principal Amount	Rate	Yield

7/09/2018 through 7/15/2018	Under $15,000	1.40%	1.41%
	$15,000 through $50,000	1.60%	1.61%
	$50,000 and above	1.75%	1.77%